CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO: Hemis Corporation

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 17, 2006 included in Hemis Corporation's Registration Statement under the Securities Act of 1933 on Form SB-2 for the year ended December 31, 2005, and to all references to our Firm included in this Registration Statement.

Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
February 26, 2007